Exhibit 99.1

For Immediate Release Contact: Investor Relations (802) 888-0982

Union Bankshares Announces Earnings for the three and nine months ended September 30, 2026 and Declares Quarterly Dividend

Morrisville, VT October 21, 2026 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three and nine months ended September 30, 2026 and declared a regular quarterly cash dividend. Consolidated net income for the three months ended September 30, 2026 was $3.8 million, or $0.77 per share, compared to $3.4 million, or $0.75 per share, for the same period in 2025, and $9.7 million, or $2.03 per share, for the nine months ended September 30, 2026, compared to $8.3 million, or $1.83 per share, for the same period in 2025.
President and Chief Executive Officer Jeffrey F. Weidley commented on the results:
"Union Bankshares strong financial performance reflects the strength of our foundation, the trust our customers place in us, and the dedication our employees bring to serving our communities every day. I am incredibly proud of our team and the results they delivered this quarter. By staying focused on relationships, exceptional customer service, and sound financial management, we delivered another quarter of strong earnings while helping our customers and communities succeed. These results demonstrate the resilience of our franchise and the value of our community banking model, positioning us well for continued future success."

Balance Sheet
Total assets reached $1.64 billion as of September 30, 2026 from $1.57 billion as of September 30, 2025 representing growth of $62.6 million, or 4.0%. The increase was driven by increases in the securities and loan portfolios. Investment securities increased to $282.0 million as of September 30, 2026 compared to $262.4 million as of September 30, 2025, an increase of $19.7 million, or 7.5%, related to the investment purchases that occurred during the fourth quarter of 2025, partially offset by a decrease in the investment portfolio fair market value and resulting adjustment to unrealized losses at quarter end. Total loan growth was $52.5 million during the comparison periods with outstanding balances of $1.23 billion as of September 30, 2026. Sales of qualifying mortgage loans were $94.9 million for the nine months ended September 30, 2026 compared to $102.8 million for the nine months ended September 30, 2025.
The allowance for credit losses on loans was $8.6 million as of September 30, 2026 compared to $8.4 million as of September 30, 2025. Asset quality remains strong and management continues to assess credit risk exposure and adjusts reserves as needed. Management believes the current credit loss expense is appropriate given the composition and performance of the loan portfolio, and continues to monitor macroeconomic indicators that may impact borrower behavior and repayment capacity.
Total deposits were $1.25 billion as of September 30, 2026 compared to $1.19 billion as of September 30, 2025, and included purchased brokered deposits of $110.8 million and $65.3 million for the respective periods. Borrowed funds were $271.1 million as of September 30, 2026 and consisted of Federal Home Loan Bank advances of $241.1 million and Federal Reserve borrowings of $30.0 million compared to Federal Home Loan Bank advances of $270.8 million as of September 30, 2025.
The Company had total stockholders' equity of $78.8 million and a book value per share of $15.94 as of September 30, 2026 compared to $77.7 million and a book value per share of $16.95 as of September 30, 2025. The increase in stockholders' equity was due in part to sales of common stock in accordance with the equity distribution agreement previously announced on May 20, 2025. There were 384,066 shares of the Company's stock sold resulting in net proceeds, after expenses, of $8.6 million through September 30, 2026. Total stockholders' equity is reduced by accumulated other comprehensive loss as it relates to the fair market value adjustment for investment securities. Accumulated other comprehensive loss was $40.7 million at September 30, 2026 compared to $27.5 million as of September 30, 2025 which contributed to the decrease in book value per share.
Income Statement
Consolidated net income was $3.8 million for the three months ended September 30, 2026, compared to $3.4 million for the same period in 2025. Results increased $332 thousand for the comparison periods due to an increase of $988 thousand in net interest income and a decrease of $279 thousand in credit loss expense, partially offset by a decrease of $507 thousand in noninterest income, and increases of $269 thousand in noninterest expenses and $159 thousand in income tax expense.
Interest income was $20.4 million for the three months ended September 30, 2026 compared to $19.2 million for the three months ended September 30, 2025, an increase of $1.2 million, or 6.6%. The increase is attributable to a larger earning asset base and higher interest rates on those assets. Interest expense increased $168 thousand, or 2.2%, to $8.2 million for the three months ended September 30, 2026 compared to $8.1 million for the three months ended September 30, 2025 These changes resulted in improvement in net interest income of $988 thousand, or 10.0%, for the comparison periods.

Credit loss expense of $34 thousand was recorded for the three months ended September 30, 2026 compared to credit loss expense of $313 thousand for the three months ended September 30, 2025. The reduction in credit loss expense during the comparison periods was primarily related to the size and mix of the loan portfolio and unfunded commitments at September 30, 2026.
Noninterest income was $2.8 million for the third quarter of 2026 compared to $3.3 million for the same period in 2025. Sales of qualifying residential mortgages resulted in net gains of $553 thousand for the three months ended September 30, 2026 compared to net gains of $700 thousand for the three months ended September 30, 2025.
Noninterest expenses increased $269 thousand, or 2.6%, to $10.6 million for the three months ended September 30, 2026 compared to $10.3 million for the three months ended September 30, 2025. The increase during the comparison periods was due to increases of $205 thousand in employee benefits, $81 thousand in equipment expenses, and $31 thousand in occupancy and other expenses, partially offset by a decrease of $48 thousand in salaries and wages. Income tax expense was $573 thousand for the three months ended September 30, 2026, an increase of $159 thousand compared to $414 thousand for the three months ended September 30, 2025.
Dividend Declared
The Board of Directors declared a cash dividend of $0.36 per share for the quarter payable November 5, 2026 to shareholders of record as of October 31, 2026.

About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail, and municipal banking services, as well as, wealth management services throughout northern Vermont and New Hampshire. Union Bank operates 18 banking offices, three loan centers, and multiple ATMs throughout its geographical footprint.
Since 1891, Union Bank has helped people achieve their dreams of owning a home, saving for retirement, starting or expanding a business and assisting municipalities to improve their communities. Union Bank has earned an exceptional reputation for residential lending programs and has been recognized by the US Department of Agriculture, Rural Development for the positive impact made in lives of low to moderate home buyers. Union Bank is consistently one of the top Vermont Housing Finance Agency mortgage originators and has also been designated as an SBA Preferred lender for its participation in small business lending. Union Bank's employees contribute to the communities where they work and reside, serving on non-profit boards, raising funds for worthwhile causes, and giving countless hours in serving our fellow residents. All of these efforts have resulted in Union receiving and "Outstanding" rating for its compliance with the Community Reinvestment Act ("CRA") in its most recent examination. Union Bank is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.
Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.

Consolidated Balance Sheets (unaudited, in thousands)

ASSETS	Sep 30, 2026	Sep 30, 2025
Cash and due from banks	$5,271	$4,923
Federal funds sold & overnight deposits	18,063	30,550
Interest bearing deposits in banks	6,962	8,457
Investment securities	282,111	262,371
Loans held for sale	5,169	4,529
Loans, net	1,228,883	1,176,380
Allowance for credit losses	(8,601)	(8,397)
Premises and equipment, net	21,087	19,980
Accrued interest & other assets	77,595	75,124
Total Assets	$1,636,540	$1,573,917

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits	$228,403	$227,202
Interest bearing deposits	664,405	651,261
Time deposits	358,692	311,123
Borrowed funds	271,075	270,841
Subordinated notes	16,333	16,299
Accrued interest & other liabilities	18,799	19,512
Common stock	10,831	10,110
Additional paid-in capital	12,102	4,234
Retained earnings	100,841	95,148
Accumulated other comprehensive loss	(40,688)	(27,530)
Treasury stock at cost	(4,253)	(4,283)
Total Liabilities and Shareholders' Equity	$1,636,540	$1,573,917

Standby letters of credit were $1,747,000 and $1,635,000 at September 30, 2026 and 2025, respectively.

Consolidated Statements of Income (unaudited, in thousands)
	Sep 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
	(3 months ended)		(9 months ended)

Interest income	$20,363	$19,207	$59,950	$56,223
Interest expense	8,219	8,051	24,891	24,351

Net interest income	12,144	11,156	35,059	31,872
Credit loss expense (benefit)	34	313	(116)	769

Net interest income after credit loss (benefit) expense	12,110	10,843	35,175	31,103

Wealth management income	327	297	960	868
Noninterest income	2,516	3,053	7,620	7,681
Noninterest expenses:
Salaries & wages	4,388	4,436	13,701	12,432
Employee benefits	1,611	1,406	5,273	4,958
Occupancy expense, net	555	537	1,749	1,736
Equipment expense	1,176	1,095	3,421	3,244
Other expenses	2,882	2,869	8,713	8,284
Total	10,612	10,343	32,857	30,654

Income before taxes	4,341	3,850	10,898	8,998
Income tax expense	573	414	1,202	666
Net Income	$3,768	$3,436	$9,696	$8,332

Earnings per share	$0.77	$0.75	$2.03	$1.83
Book value per share			$15.94	$16.95